Contact:	Jim Bauer Investor Relations (678)473-2647 jim.bauer@arrisi.com
ARRIS Group, Inc. Appoints Andrew T. Heller as New Director
Suwanee, GA — December 12, 2011 — ARRIS Group, Inc. (NASDAQ: ARRS) today announced the appointment of Andrew T. Heller to the Company’s Board of Directors. Mr. Heller is Vice Chairman of Turner Broadcasting System, Inc. (TBS, Inc.) and focuses on the industry-wide “TV Everywhere” initiative coordinating with senior executives of Time Warner to develop a next-generation operating model that advantages both consumers and content providers alike. He also serves as the senior adviser to TBS, Inc. on a host of business and corporate strategy-setting issues.
Heller joined TBS, Inc. in 1998. Most recently, he was President of Domestic Distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks, which includes CNN Airport Network and Turner In-Flight Services. Previously, he was Assistant General Counsel for Time Warner Cable and was actively involved in programming, acquisitions, trades and a variety of cable, contractual, litigation and regulatory issues for the leading MSO. Earlier, Heller served as Associate Counsel and Senior Counsel, Litigation, for HBO.
Heller earned a bachelor’s degree in industrial and labor relations at Cornell University. He received his law degree from Fordham University.
In 2011, Heller was inducted into Broadcasting & Cable’s Hall of Fame. Heller served as Chair of the Cable and Telecommunication Association for Marketing (“CTAM”) Educational Foundation Board and remains a member of the CTAM Educational Foundation and Cable Center Boards of Directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications, serves as the Georgia regional admissions representative for Deerfield Academy and is the outgoing Chair of the New York Alpha chapter of his fraternity at Cornell University, Phi Kappa Psi.
“Andy brings outstanding experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience to our Board of Directors”, said Robert J. Stanzione, ARRIS Chairman and CEO. “Andy’s membership adds uniquely to the skill sets of our Board and that will help guide ARRIS through the ongoing transformation of the information industry. We welcome his addition.”
For more information on ARRIS, please visit: www.arrisi.com.
About ARRIS
ARRIS is a global communications company specializing in the design, engineering and supply of technology supporting triple-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver reliable telephony, demand driven video, next-generation advertising and high-speed data services. ARRIS products expand and help grow network capacity with access and outside plant construction equipment that reliably deliver voice, video and data services and assure optimal service delivery for end customers. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Atlanta, GA; Beaverton, OR; Redwood City, California; Chicago, IL; Kirkland, WA; State College, PA; Wallingford, CT; Westborough and Waltham, MA; Cork, Ireland; Tel Aviv, Israel and Shenzhen, China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.